UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                  ____________________________________________

                                    FORM 8-K

                                 CURRENT REPORT
                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934


                                 Date of Report
                        (Date of earliest event reported)
                                December 17, 2004

                  ____________________________________________

                           THERMO ELECTRON CORPORATION
             (Exact Name of Registrant as Specified in its Charter)

Delaware                                1-8002                        04-2209186
(State or other Jurisdiction    (Commission File Number)           (IRS Employer
of Incorporation)                                            Identification No.)

81 Wyman Street, P.O. Box 9046                                        02454-9046
Waltham, Massachusetts                                                (Zip Code)
(Address of Principal Executive Offices)

                                 (781) 622-1000
                         (Registrant's Telephone Number,
                              Including Area Code)

                                       N/A
          (Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act
    (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act
    (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange
    Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange
    Act (17 CFR 240.13e-4(c))

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

     On December 17, 2004, Thermo Electron Corporation ("Thermo") entered into a Five Year Credit Agreement (the "Agreement") with Barclays Bank plc, as administrative agent, ABN Amro Bank N.V., as syndication agent, Bank of America, N.A. and JPMorgan Chase Bank, N.A., as co-documentation agents, and certain financial institutions, as lenders. Thermo has not borrowed any amount under the Agreement at this time.

     The Agreement replaces the existing Amended and Restated 364-Day Credit Agreement, dated as of December 19, 2003 that was due to expire December 17, 2004, and the existing Three-Year Credit Agreement, dated as of December 20, 2002 that was due to expire December 20, 2005, each among Thermo, ABN Amro Bank N.V., as syndication agent, Fleet National Bank, N.A. and JPMorgan Chase Bank, N.A., as co-documentation agents, Barclays Bank plc, as administrative agent, and certain financial institutions, as lenders (together, the "Prior Facility"). The Prior Facility was terminated on December 17, 2004. At no time were there any borrowings under the Prior Facility.

     The Agreement provides for a $250,000,000 five year revolving credit facility terminating on December 17, 2009. The aggregate amount of the credit facility may be increased, at the request of Thermo, by up to $100,000,000 (with the consent of the administrative agent). Existing lenders are not obligated to increase their commitments under the credit facility, however Thermo may, with the consent of the administrative agent, bring in new lenders. The aggregate amount of the credit facility may be reduced from time to time by Thermo. Borrowings under the Agreement mature and become payable in full on December 17, 2009.

     At Thermo's option, borrowings under the Agreement may bear interest at a rate per annum equal to (a) the base rate (which is the higher of (i) the rate of interest publicly announced by Barclays plc as its prime rate and (ii) the federal funds effective rate from time to time plus 0.5% to 0.625% or (b) the eurocurrency rate (which is a publicly published rate) plus an applicable margin. Interest on base rate borrowings, if any, is payable quarterly in arrears. Interest on eurocurrency/applicable margin borrowings, if any, is payable on the last day of each relevant interest period.

     The Agreement contains affirmative, negative and financial covenants and events of default (with corresponding grace periods as applicable) customary for financings of this type. The negative covenants include certain limitations on indebtedness, liens, fundamental changes, disposition of property, investments, transactions with affiliates, and lines of business. The financial covenants require that Thermo not permit (a) the interest coverage ratio to be less than
3.25 to 1.00 and (b) the total debt to total capitalization ratio to be greater than 0.50 to 1.00. The events of default include the failure to pay any principal or interest when due, a representation or warranty proving to be inaccurate in any material respect on or as of the date made or deemed to be made, the default in the observation or performance of certain agreements, and the occurrence of certain insolvency or receivership events.

     In the event of certain specified events of default, the commitments shall immediately terminate and the borrowings (with accrued interest thereon) and all other amounts owing under the Agreement shall immediately become due and payable, and in the event any other event of default, either or both of the following actions may be taken: (i) with the consent of the required lenders, the administrative agent may, or upon the request of the required lenders, shall, by notice to Thermo declare the commitments to be terminated; and (ii) with the consent of the required lenders, the administrative agent may, or upon the request of the required lenders, shall, by notice to Thermo, declare the borrowings (with accrued interest thereon) and all other amounts owing under the Agreement to be due and payable.

<

>

                                    SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized, on this 20th day of December 2004.


                                                THERMO ELECTRON CORPORATION

                                                    /s/ Kenneth J. Apicerno
                                                By: ----------------------------
                                                    Kenneth J. Apicerno
                                                    Treasurer

<

>